SeraCare Reports Second Quarter Fiscal Year 2009 Results

—Company reports positive cash flow from operations for the quarter ended March 31, 2009—

Milford, MA, May 12, 2009— SeraCare Life Sciences, Inc. (NASDAQ: SRLS), a global life sciences company providing vital products and services to facilitate the discovery, development and production of human diagnostics and therapeutics, today reported operational and financial results for its second quarter of fiscal year 2009 ended March 31, 2009.

Recent Corporate Highlights:

•	Achieved positive operating cash flow of $0.9 million for the second quarter of 2009

•	Increased Diagnostic & Biopharmaceutical Products revenue by 23% and BioServices revenue by 2% in comparison to the quarter ended December 31, 2008

•	Prepared for the anticipated June 2009 launch of new diagnostic control products for sexually transmitted disease testing with the presentation of supporting data at the Clinical Virology Symposium

“In the second quarter of fiscal 2009, SeraCare made significant progress towards its goal of profitability by achieving positive operating cash flow,” said Susan Vogt, President and Chief Executive Officer. “We believe this is an important indicator of our potential to reach profitability. While the economic downturn has impacted our revenues, as it has others in the sector, we are encouraged by the improvement in sequential quarter over quarter revenues. Further, we believe that SeraCare will benefit from the federal stimulus dollars directed at scientific research that may be awarded to a number of our current customers, including major government agencies and research facilities.

We will continue to focus on growing SeraCare’s core business and anticipate expanding our product portfolio later this year with the introduction of diagnostic controls for one of the largest and fastest growing segments of the molecular diagnostics market today—testing for sexually transmitted diseases,” concluded Vogt.

On a sequential basis, revenue for the second quarter of fiscal year 2009 increased by $1.6 million to $10.9 million compared to the first quarter of 2009. Diagnostic & Biopharmaceutical Products revenue for the second quarter of 2009 increased by $1.5 million to $8.3 million compared to the first quarter of 2009 and BioServices revenue increased by $0.1 to $2.6 million across the same period.

On a quarterly basis, second quarter revenue for fiscal year 2009 decreased by $1.6 million compared to the second quarter of fiscal year 2008. Diagnostic & Biopharmaceutical Products decreased by $0.5 million for the second quarter of fiscal year 2009 compared to the second quarter of fiscal year 2008 as a result of lower spending by the Company’s larger customers as they reduced inventory levels. BioServices revenue decreased by $1.1 million for the second quarter of fiscal year 2009 compared to the second quarter of fiscal year 2008. During the same period in fiscal year 2008, the Company billed $0.2 million pursuant to a government contract related to the settlement of indirect billing rates used in previous periods. The Company had no such billings during the second quarter of fiscal 2009. The remaining decrease in the BioServices segment is due to a slowdown in research spending by customers over the quarter, which the Company believes is related to the current economic downturn.

Gross margin decreased to 34.5% in the second quarter of fiscal 2009 from 37.6% in the second quarter of fiscal 2008, primarily due to manufacturing costs being spread over a lower revenue base.

Selling, general and administrative expenses decreased to $3.4 million, or 31.6% of revenue, in the second quarter of fiscal 2009 from $4.1 million, or 32.8% of revenue, in the second quarter of fiscal 2008 as a result of proactive efforts to decrease discretionary spending and reduce compensation expense.

“Attaining sustainable profitability remains a priority for the Company and we have achieved fundamental progress in this effort despite the challenging economic environment,” said Gregory Gould, Chief Financial Officer. “We took additional cost cutting measures during the quarter which will benefit the second half of the fiscal year and we will continue to evaluate our cost-structure and adjust as necessary, while simultaneously preparing the Company for growth when the market recovers.”

The Company had a net loss of $0.6 million and a loss per share on a diluted basis of $0.03 for the quarter ended March 31, 2009 compared to a net loss of $0.3 million and a loss per share on a diluted basis of $0.02 during the same period in 2008. The Company recorded a $0.6 million non-cash impairment charge related to a loss in value of the Company’s West Bridgewater, MA facility due to the downturn in the real estate market. Excluding this non-cash impairment charge, the Company was break-even from an operating standpoint for the quarter ended March 31, 2009.

The Company had $5.2 million in cash and $5.1 million in debt at March 31, 2009.

About SeraCare Life Sciences, Inc.:
SeraCare serves the global life sciences industry by providing vital products and services to facilitate the discovery, development and production of human diagnostics and therapeutics. The Company’s innovative portfolio includes diagnostic controls, plasma-derived reagents and molecular biomarkers, biobanking and contract research services. SeraCare’s quality systems, scientific expertise and state-of-the-art facilities support its customers in meeting the stringent requirements of the highly regulated life sciences industry.

Forward-Looking Statements:

This press release contains disclosures that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about SeraCare Life Sciences, Inc. (“SeraCare” or the “Company”). All statements regarding our expected future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budget, projected costs or cost savings, capital expenditures, competitive positions, growth opportunities for existing products or products under development, plans and objectives of management for future operations and markets for stock are forward-looking statements. In addition, forward-looking statements include statements in which we use words such as “expect,” “believe,” “anticipate,” “intend,” or similar expressions. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, we cannot assure you that these expectations will prove to have been correct, and actual results may differ materially from those reflected in the forward-looking statements. Factors that could cause our actual results to differ from the expectations reflected in the forward-looking statements in this press release include, but are not limited to, failure to maintain proper inventory levels, availability of financing, covenant limitations in our existing credit facility, reductions or terminations of government or other contracts, interruption in our supply of products or raw materials, actions of SeraCare’s competitors and changes in the regulatory environment. Many of these factors are beyond our ability to control or predict.

Contacts:

Gregory A. Gould
Chief Financial Officer
SeraCare Life Sciences, Inc.
508-244-6400

Sarah Cavanaugh
MacDougall Biomedical Communications
781-235-3060